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[MBf LETTERHEAD]
                                                                    EXHIBIT 99.4





                             FOR IMMEDIATE RELEASE

                    MBF USA, INC. REINCORPORATES IN MARYLAND

ITASCA, ILLINOIS - DECEMBER 21, 1995 - MBf USA, Inc. (The Nasdaq SmallCap Stock Market;MBFDC) ("the Company") today announced that it has reincorporated, effective immediately, in the State of Maryland following the approval by the Company's shareholders at MBf USA's annual meeting held December 18, 1995.

The Company, formerly incorporated in Oklahoma, was merged into a newly formed, wholly-owned Maryland subsidiary also named MBf USA, Inc. (the "Maryland Sub"), with the Maryland Sub succeeding to all of the Company's business activities. Existing shareholders of the Company became shareholders of the Maryland Sub. The Reincorporation did not result in any change in the business, management, assets, liabilities or net worth of the Company. The Company will continue to maintain its executive offices at the same location it currently occupies.

The Company said that the corporate governance provisions of the Maryland Statutes of the Reincorporation was a primary consideration that made such a reincorporation advantageous to its shareholders. Securities of the reincorporated company will continue to trade on The Nasdaq SmallCap Stock Market under the symbol: MBFDC.

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world famous Playboy(R) brand condoms internationally.

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CONTACT:                        -or-      MBf USA'S INVESTOR RELATIONS COUNSEL:
MBf USA, INC.                             The Equity Group Inc.
Edward J. Marteka, President              Terry Hosmer      (212) 836-9610
Stephen Tan, CFO                          Linda Latman      (212) 836-9609
(708) 285-9191